Exhibit 10.1
AGREEMENT OF LEASE
Landmark Towers
Saint Paul, Minnesota
     THIS AGREEMENT OF LEASE (this “Lease”) is made and entered into effective as of __________________________, 2011 (the “Effective Date”) by and between A.CUSENZA-LANDMARK TOWERS LLC, INEICHEN-LANDMARK TOWERS LLC, PLASTIC-LANDMARK TOWERS LLC, CATTANEO-LANDMARK TOWERS LLC, DND-LANDMARK TOWERS LLC, CHAIKIN-LANDMARK TOWERS LLC, HOWELLS-LANDMARK TOWERS LLC, GARCIA-LANDMARK TOWERS LLC, KARLESKINT-LANDMARK TOWERS LLC, USALIS-LANDMARK TOWERS LLC, CUSENZA-LANDMARK TOWERS LLC, SENSENBAUGH-LANDMARK TOWERS LLC, PAREDERO-LANDMARK TOWERS LLC, BAINTER-LANDMARK TOWERS LLC, SMG-LANDMARK TOWERS LLC, L. O’DONNELL-LANDMARK TOWERS LLC, M. O’DONNELL-LANDMARK TOWERS LLC, PILLSBURY-LANDMARK TOWERS LLC, BARRY-LANDMARK TOWERS LLC, R&R-LANDMARK TOWERS LLC, SHARP-LANDMARK TOWERS LLC, ETZEL-LANDMARK TOWERS LLC, MAXWELL-LANDMARK TOWERS LLC, VENTURI-LANDMARK TOWERS LLC, BRUNDIDGE-LANDMARK TOWERS LLC, SGB-LANDMARK TOWERS LLC, EDWARDS-LANDMARK TOWERS LLC, AND BSITES-LANDMARK TOWERS LLC, each a Delaware limited liability company (“Landlord”), their successors and assigns, acting by and through TNPPM LANDMARK, LLC (“Agent” for Landlord), wholly-owned by TNP Property Manager, LLC and GREEN TREE SERVICING LLC, a Delaware limited liability company (“Tenant”).
     WHEREAS, a twenty-five story building has been constructed upon certain real estate located in downtown Saint Paul, Ramsey County, Minnesota, at 345 St. Peter Street, known as the Landmark Towers (the “Building”). Pursuant to the Amhoist/Park Towers/Ramp Condominium Declaration (the “Master Condominium Declaration”), such real estate was subjected to the provisions of the Uniform Condominium Act as adopted in Minnesota, thereby creating a condominium (the “Master Condominium”) of three units; Unit 1, the Ramp Condominium, including the parking ramp (the “Ramp Condominium”); Unit 2, the Amhoist Tower Condominium, which includes office/commercial units (the “Landmark Towers Condominium”); and Unit 3, the Park Towers Condominium, which includes seventeen residential units and ten office/commercial units (the “Park Towers Condominium”). Landlord owns certain units of the Landmark Towers Condominium and the Park Towers Condominium, including the Premises (collectively, the “Project”).
     WHEREAS, each of the three units of the Master Condominium are, in turn, subject to the provisions of such Uniform Condominium Act pursuant to the terms of the Ramp Condominium Declaration, the Amhoist Tower Condominium Declaration (referred to below as the “Landmark Towers Condominium Declaration”) and the Park Towers Condominium Declaration.
     WHEREAS, Landlord desires to lease to Tenant the portion of the Landmark Towers Condominium hereinafter described, and Tenant desires to lease the same from Landlord.
     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
     1. PREMISES. Landlord leases to Tenant, and Tenant rents from Landlord, those certain suites located in the Landmark Towers Condominium described and shown on the attached Exhibit A, consisting of a total of approximately 112,560 rentable square feet (as defined herein). Said portion of the Landmark Towers Condominium is collectively referred to herein as the “Premises”. The approximately

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11,597 rentable square feet portion of the Premises located on the tenth (10th) floor of the Building is hereinafter referred to as the “10th Floor Premises”.
     2. TERM. The initial term (“Lease Term” or “Term”) of this Lease shall be for a period of seventy-eight (78) months and shall commence on July 1, 2011 and expire on December 31, 2017 (the “Expiration Date”).
     3. BASE RENT. Tenant shall pay to Landlord, during the initial Lease Term, at the address designated in this Lease for service of Notice upon Landlord, or at such other place as Landlord may designate in writing to Tenant, as monthly base rent (“Rent”), exclusive of any other charge to be paid by Tenant, in consecutive monthly installments, in advance, without any deduction or setoff whatsoever, on the first day of each calendar month throughout the Term of the Lease and pro-rata for any partial month during the Lease Term, the following:

		Annual
	Total	Base Rent
	Square	per Square	# of	Monthly Base	Base Rent for
	Feet	Foot	months	Rent	Period
Months 1 - 6	100,963	9.50	6	$79,929.04	$479,574.25
Months 7-18	100,963	9.75	12	$82,032.44	$984,389.25
Months 19-30	100,963	10.00	12	$84,135.83	$1,009,630.00
Months 31-42	100,963	10.25	12	$86,239.23	$1,034,870.70
Months 43-54	100,963	10.50	12	$88,342.63	$1,060,111.50
Months 55-66	100,963	10.75	12	$90,446.02	$1,085,352.20
Months 67-78	100,963	11.00	12	$92,549.42	$1,110,593.00
     In addition to the above amounts, Tenant shall pay monthly Base Rent during the Term for the 10th Floor Premises according to the schedule and at the Annual Base rent per square foot amounts appearing in the table above, beginning upon the earlier to occur of: (i) November 1, 2011, or (ii) upon the date in which the certificate of occupancy for the 10th Floor Premises is issued by the applicable governmental authority following the substantial completion of the Improvements described in Exhibit C hereto.
     4. USE OF PREMISES. a. Tenant’s Use. Tenant, its parents, subsidiaries, affiliates and related entities, but no other person or entity, shall use the Premises for general office purposes only and for no other purpose. Notwithstanding the foregoing, Tenant shall be allowed to operate the existing lunchroom located on the Sixth Floor of the Building, subject to Tenant’s compliance with all conditions set forth in this Section specifically and the Lease in general. The lunchroom shall be used exclusively for Tenant’s employees, but shall not be operated as a retail establishment open to the general public. Tenant shall not use or occupy the Premises in violation of law or any covenant, condition or restriction affecting the Building or Project or the Certificate of Occupancy issued for the Premises, Building or Project, and shall, upon notice from Landlord, immediately discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or any such Certificate of Occupancy, Tenant, at Tenant’s own cost and expense, shall comply with all laws, ordinances, regulations, rules and/or any directives of any governmental agencies or authorities having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or its use or occupation, including obtaining all licenses and permits required for the operation of Tenant’s business and which are not related to the operation of the Building. A judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such laws, ordinances, regulations, rules and/or directives in the use of the Premises shall be deemed to be a conclusive determination of that fact as between Landlord and Tenant. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building or Project and/or property located therein, and shall comply with all rules, orders, regulations, requirements and recommendations of the Insurance Services Office or any other organization performing a similar function. Tenant shall, within ten (10) days after written demand therefor, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project, or injure or annoy them, including causing excessive noise, odors, or blocking or obstructing sidewalks, or entrances, or use or allow the Premises to be used for any immoral or unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant shall not place a load upon the Premises exceeding the average pounds of live load per square foot of floor area specified for the Building by Landlord’s architect, with the partitions to be considered a part of the live load. Landlord reserves the right to prescribe the weight and position of all safes, files, heavy equipment and storage facilities which Tenant desires to place in the Premises so as to distribute their weight properly.
b. Hazardous Materials.Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials and medical supplies and medical waste stored, used, handled, and disposed of in compliance with all applicable laws and or regulations (some or all of which may constitute “Hazardous Materials” as defined in this Lease), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant, its agents, employees, permitted subtenants, permitted assignees, permitted licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense and in compliance with all applicable requirements, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, and their respective members, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, investigation, monitoring, clean..up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the

Building or any other portion of the Project and which are caused or permitted by Tenant or any of Tenant’s Parties. In consideration of the foregoing, Landlord for its part also agrees to promptly indemnify, protect, defend and hold harmless Tenant, its members, officers, directors, employees, agents successors and assigns (“Tenant Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses, and costs (including, without limitation, investigation, monitoring, clean-up, removal, remediation, and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Building or Project and which are caused or permitted by Landlord. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials at the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused or permitted by Tenant, Tenant’s Parties or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems reasonably necessary and appropriate to investigate or remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). At all times during the Term of this Lease, upon prior written notice to Tenant and without interference to Tenant’s business (except in the case of an emergency), Landlord will have the right, but not the obligation, to enter upon the Premises to inspect, investigate, sample and/or monitor the Premises to determine if Tenant is in compliance with the terms of this Lease regarding Hazardous Materials. The provisions of this Subsection shall survive the expiration or earlier termination of this Lease.
     5. USE OF COMMON AREAS. Tenant shall have the non-exclusive use, in common with others entitled to use the same, of the portions of the common areas (“Landmark Towers Condominium Common Areas” or “Common Areas”) of the Landmark Towers Condominium, as described in the Landmark Towers Condominium Declaration and the Floor Plans attached thereto, which Landlord elects to provide for the use of all other Tenants of the Landmark Towers. Tenant shall also be entitled to exclusive use of the outdoor seating area which is located on the sixth floor of the Building, and the access to which is gained through Tenant’s Premises (the “Deck Area”).
     The term “Common Areas” shall also mean those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, which may include, without limitation, public entrances, lobbies and rest rooms, fitness centers and similar amenities, elevators, stairways and access ways, loading docks, ramps, drives and platforms and any passageways and service ways thereto, common pipes, conduits, wires and appurtenant equipment serving the Project or any portion thereof, loading and unloading areas, trash areas, parking areas, roadways, sidewalks, walkways, parkways, driveways, and landscaped areas, and other generally understood public or common areas. Landlord shall have the right to reasonably regulate or restrict the use of the Common Areas. In addition, Tenant shall, at Tenant’s cost and expense, have the right to store and operate one electric generator in the loading dock located in the Landmark Towers Condominium Common Areas, as well as the wiring between said generator and Suite 500 of the Leased Premises. Tenant acknowledges and agrees that its obligation to indemnify Landlord as provided herein in Sections 4, 7, and 14 of this Lease shall also apply to the electric generator and its use and maintenance, and to the wiring described above.
     6. RULES AND REGULATIONS. Tenant’s exclusive use of the Premises and non- exclusive use of the Landmark Towers Condominium Common Areas shall be subject to (a) the terms and conditions of this Lease; (b) all reasonable rules and regulations prescribed by Landlord from time to time with respect to the operation of the Landmark Towers Condominium and the Landmark Towers Condominium Common Areas; and (c) all reasonable rules and regulations adopted pursuant to the Master Condominium Declaration and/or the Landmark Towers Condominium Declaration.

     7. TENANT’S WORK. a. Except as provided in this Lease and Exhibit C, Tenant shall not make alterations, changes, additions or modifications to the Premises made by Tenant (“Alterations”) to the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Tenant may make non-structural changes costing less than Fifty Thousand Dollars ($50,000.00) in any twelve (12) month period to the Premises without Landlord’s consent, but after providing Landlord with ten (10) business days’ prior written notice of its intent to make such changes. Landlord’s consent shall, unless otherwise agreed in writing, be conditioned on Tenant removing any such Alterations upon the expiration of the Term and restoring the Premises to the same condition as on the date Tenant took possession. All work with respect to any Alterations or changes shall be done in a good and workmanlike manner by properly qualified and licensed personnel and such work shall be diligently prosecuted to completion. All Tenant’s Alterations and the performance thereof shall at all times comply with (i) all laws, rules, orders, ordinances, directives, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof, and (ii) all rules and regulations of Landlord.
     b. Tenant shall pay the costs of any work done on the Premises pursuant to Subsection a. above, and shall keep the Premises, Building and Project free and clear of liens of any kind. Tenant shall indemnify, defend against and keep Landlord free and harmless from all liability, loss, damage, costs, attorneys’ fees and any other expense incurred on account of claims by any person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant.
     c. Unless their removal is required by Landlord as provided in Subsection a, all Alterations made to the Premises shall become the property of Landlord and be surrendered with the Premises upon the expiration of the Term; provided, however, Tenant’s equipment, machinery and trade fixtures which can be removed without damage to the Premises shall remain the property of Tenant and may be removed. Any damage to the Premises, including any structural damage, resulting from Tenant’s use or from the removal of Tenant’s Property shall be repaired by Tenant at Tenant’s expense.
     d. Intentionally deleted.
     e. Landlord will allow Tenant the right to install its own fiber optic cable and voice/data communication cabling into the Premises at Tenant’s sole cost, subject to the removal provisions herein.
     8. LANDLORD IMPROVEMENTS. Intentionally deleted.
     9. SUBMISSION OF LEASE. The submission of this Lease for examination does not constitute a reservation of the Premises, and this Lease shall become effective as a Lease only upon final execution and delivery thereof by Landlord and Tenant.
     10. OPERATING AND OTHER EXPENSES. In addition to the Rent due hereunder, Tenant shall be responsible, as Additional Rent (as defined herein), for certain insurance, taxes, and maintenance expenses as hereinafter in this Lease more particularly described (“Operating Expenses”), it being generally understood and agreed that Landlord shall not be responsible for those costs or expenses in connection with the Project during the Term of this Lease or any renewal or extension thereof. Tenant shall pay its share (“Tenant’s Percentage Share”) of all costs and expenses as set forth herein in the amount by which all Operating Expenses for each Comparison Year (as defined below) exceeds the amount of all Operating Expenses for the Base Year. Tenant’s Base Year shall be the 2011 calendar year’s actual Operating Expenses. “Comparison Year” is defined as each calendar year during the Term of this Lease after the Base Year. Landlord shall estimate Tenant’s share (which shall be the ratio of the rentable area of the Leased Premises to the rentable area of the office space contained in the Landmark Towers Condominium) of Operating Expenses for any current fiscal year of Landlord (“Fiscal Year”) at least 30 days prior to the commencement of that Fiscal Year, and Tenant shall pay monthly to Landlord equal installments of the amount so estimated for the remaining months of the Fiscal Year. Tenant’s Percentage Share is the product obtained by multiplying (i) 100 by (ii) the quotient obtained by dividing the rentable square feet of the Premises by the total rentable square feet of the Building. Tenant’s initial Percentage Share shall be 47.40959%, and then 52.85524% upon commencement of Rent for the 10th Floor Premises in accordance with Section 3 above.
     However, notwithstanding the above and foregoing, for the purpose of calculating Tenant’s Percentage Share of Operating Expenses each year during the initial Term, the items of Operating Expenses which do not include taxes, utilities, and janitorial costs (Operating Expenses less the aforementioned items are hereinafter referred to as the “Capped Operating Expenses”) shall be deemed not to increase more than four percent (4%) per calendar year for each calendar year from and after 2011; provided, however, that no item of Operating Expenses other than Capped Operating Expenses shall be subject to the foregoing limitation; and provided further, that the percentage increase shall be determined on a cumulative compounding basis such that if the average increase for all expired calendar years after 2011 and the next calendar year is less than four percent (4%), then the percentage increase for the next calendar year may exceed four percent (4%) so long as the average increase for all expired calendar years after 2011 and the next calendar year do not exceed four percent (4%) per calendar year.
     The term Operating Expenses means certain expenses incurred or paid by Landlord in connection with the Project, including, but not limited to, the following:
     1) all dues and assessments paid or incurred pursuant to the Master Condominium Declaration and/or the Landmark Towers Condominium Declaration and the Park Tower Condominium Declaration.
     2) all real estate taxes and all installments of assessments, and any taxes in lieu thereof, which may be levied upon or assessed against units in Landmark Towers Condominium and units in the Park Tower Condominium due and payable during each calendar year of the Term of the Lease;
     3) all insurance which Landlord deems reasonably necessary or required to obtain and maintain in connection with the Condominiums and the Condominium Common Elements to the extent not covered by dues and assessments paid or incurred pursuant to the Master Condominium Declaration and/or the Landmark Towers Condominium Declaration and the Park Tower Condominium Declaration;
     4) permit and inspection fees;
     5) electricity not separately billed to Tenant or other Building tenants or occupants;
     6) heating, air conditioning, water, sewage usage or rental, utilities;
     7) the commercially reasonable cost of supplies and materials directly related to the operation, maintenance, and repair of the Project, and not otherwise included in capital expenditure;
     8) the commercially reasonable cost of labor directly related to the operation, maintenance, and repair of the Project, and not otherwise included in Operating Expenses;
     9) maintenance and repairs;

     10) landscaping;
     11) janitorial and security services;
     12) expenses and costs incurred in the management of the Project, if any (including supplies, wages, salaries and fringe benefits of employees used in the management, operation, repair and maintenance of the Project, and payroll taxes and similar governmental charges with respect thereto;
     13) project management office rental (if necessary);
     14) a property management fee not to exceed four percent (4%) of gross revenue;
     15) any other normal and customary cost and expenses included in Operating Expenses for a Class A Building; and
     16) the amortized cost (using an interest rate and a useful life reasonably established by Landlord) of capital expenditures incurred to reduce Operating Expenses to comply with governmental laws, rules, regulations or requirements.
Excluded from Operating Expenses for purposes of this paragraph are depreciation, leasing commissions, any expenses relating solely to the Ramp Condominium, the cost of Landlord’s constructing leasehold improvements, and any costs for the Building roof, structural elements and systems not covered or included in the dues and assessments paid or incurred pursuant the Master Condominium Declaration and/or the Landmark Towers Condominium Declaration. Any governmental or condominium special assessments shall be amortized over the longest period allowed under ordinance.
          B. Landlord shall estimate Tenant’s Percentage Share of Operating Expenses for any calendar year of Landlord (“Calendar Year”) and timely provide same to Tenant (which estimate may be adjusted not more frequently than four times during such Calendar Year), and Tenant shall pay monthly to Landlord equal installments of the amount so estimated for the remaining months of the Calendar Year. On or before April 1st of each calendar year, Landlord shall render a detailed summary statement setting forth the difference between the actual Tenant’s Percentage Share of the Operating Expenses and the total amount of Landlord’s estimate for such Calendar Year, or portion thereof, collected from Tenant. Landlord shall provide such summaries by April 1st of each year. Tenant shall pay any shortage to Landlord within ten (10) days after delivery of said statement to Tenant by Landlord. Correspondingly, Landlord shall credit to Tenant’s obligations next due under this Lease the amount of any overpayment within ten (10) days after delivery of such statement to Tenant by Landlord. Tenant shall pay for the first three (3) months of each Calendar Year beginning in 2012 the amount estimated by Landlord, and then Landlord shall credit to Tenant’s obligations next due under this Lease the amount of any overpayment if the Capped Operating Expenses exceed the estimated amounts.
          C. Provided Tenant is not in default under this Lease, Tenant shall have the right to a reasonable review of Landlord’s books and records pertaining to Tenant’s Additional Rent, during normal business hours, at a location reasonably designated by Landlord within the Minneapolis/St. Paul metropolitan area, but no more than twice per rolling twelve month period during the Lease Term. In order for Tenant to exercise its rights under this Section, (i) Tenant shall within ninety (90) days after receipt of Landlord’s statement, deliver a written notice to Landlord indicating its desire to review Landlord’s records; and (ii) all amounts due and owing under this Lease shall be paid in full in accordance with the payment terms thereunder. Tenant’s review rights hereunder shall be limited to no more than one (1) review per calendar year during the Term of the Lease and such review shall be limited to the previous calendar year. Any review to be conducted under this Section shall be at the expense of Tenant and except that if the results vary more than three percent (3%) in Tenant’s favor, Landlord shall pay such costs. Tenant acknowledges and agrees that any records reviewed under this Section shall, unless otherwise approved in writing by Landlord, remain at the Twin Cities location and shall constitute confidential information of Landlord, which shall not be disclosed to anyone other than Tenant’s personnel or agents reviewing the records and the principals of Tenant who receive the results of the review unless such disclosure required under legal process. Except as described herein, the disclosure of such information to any other person, whether or not caused by the conduct of Tenant, shall constitute a material breach of this Lease. In the event the results of the review reveal that Tenant overpaid its obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent payment obligations to pay its share of Rent and Additional Rent. Such review right is assignable and transferable by the Tenant and any assignee. Except as expressly set forth above or elsewhere in the Lease, in no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under the Lease including, without limitation, Tenant’s obligation to make all Rent and Additional Rent payments pending the completion of and regardless of the results of any review of records under this Section.
D. Tenant’s Share of Taxes
     1) Real Property Taxes.Tenant shall pay Landlord, Tenant’s Percentage Share of all taxes (including other fees or charges hereinafter defined as New Taxes) and annual installments of special assessments levied and assessed for any year upon the Project and the underlying realty, Tenant shall have no obligation to pay any of Landlord’s net income, estate and inheritance taxes. Amounts for which the Tenant is responsible include, but are not limited to, any increase in property tax associated with a reassessment of the property’s value. Taxes for the first and last year of the Term hereof shall be prorated between the Landlord and Tenant as of the commencement of, and expiration of the Term.
     2) Other Taxes.Tenant shall reimburse Landlord, as part of Operating Expenses for all personal property taxes, if any, incurred by Landlord with respect to Tenant’s personal property situated in the Leased Premises and for all taxes (other than net income taxes) upon the Rent received (or imputed to have been received) by Landlord under this Lease.
          E. Tenant’s Share of Insurance Cost. Tenant shall pay, as part of Operating Expense, Tenant’s Percentage Share of the amount of the cost to Landlord of the insurance required to be maintained by Landlord on the Project as set forth in this Lease.
          F. Tenant’s Share of Utilities Services. Tenant shall pay as part of Operating Expense Tenant’s Percentage Share of for utilities furnished by Landlord, to the Premises except to the extent that Tenant’s utility use is not separately metered by Landlord in which event Tenant will pay such separately metered cost.
          G. Tenant shall reimburse Landlord, if Tenant is not able to remedy disproportionate usage of utilities after receiving Landlord’s fifteen (15) day written notice of such occurrence, within 10 days after written demand, for any amounts incurred by Landlord, in Landlord’s reasonable estimation, for usage of utilities (other than electricity) and services (including HVAC and janitorial services) by Tenant that is disproportionate to the average usage of Landlord’-provided utilities or services by the other occupants of the office space portions of the Building owned by Landlord. The charge for after-hour supplemental heating and cooling requested by Tenant and supplied by the building systems shall be $12.50 per heat pump per hour.
     11. ACCEPTANCE OF THE LEASE PREMISES. The occupancy by Tenant of the Premises, or any part thereof, shall constitute an acknowledgment by Tenant, and shall be conclusive evidence, that the Premises are in the condition called for by this Lease.
     12. REQUIRED PAYMENTS ARE RENT; INTEREST ON LATE PAYMENTS.
     a. All payments required to be paid by Tenant under the provisions of this Lease other than Base Rent shall be deemed to be and shall become additional rent (“Additional Rent”), whether or not the same be designated as such, and shall be without deduction or setoff whatsoever. Base Rent and Additional Rent are collectively referred to herein as “Rent”.
     b. If Tenant fails to pay when due any Rent or other amounts or charges which Tenant is obligated to pay under the terms of this Lease, the unpaid amounts shall bear interest at ten percent (10%) per annum, (“Interest Rate”) from the date such amount is due until the date paid. Tenant acknowledges that the late payment of any Rent due hereunder will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including without limitation, administrative and collection costs, processing and accounting expenses, and late charges that may be imposed on Landlord by the terms of any encumbrance (and companion promissory note) covering the Project, the exact amount of which are extremely difficult to ascertain. Therefore, in addition to Interest which shall begin to accrue after the five (5) day time period set forth herein, if any monthly installment of Rent is not received by Landlord within five (5) days from the date it is due, or if Tenant fails to pay any other sum of money due hereunder, Tenant shall pay Landlord a late charge the lesser of five percent (5%) of the delinquent amount or Two Thousand Five Hundred and no/100 Dollars ($2,500.00). Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses of and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant.
     13. UTILITIES AND SERVICES. a. Landlord shall furnish such heat and air conditioning in and about the Premises as shall be necessary for the comfortable use and occupancy of the Premises during Tenant’s business hours for the use set forth in Section 4. Tenant’s current business hours are 6:00 a.m. to 6:00 p.m., Monday through Friday, and 7:00 a.m. to 1:00 p.m., Saturday. Landlord shall furnish such electricity, water, sewage usage, elevator service, and security service as shall be necessary for the secure and comfortable use and occupancy of the Premises for the use set forth in Paragraph 4. Notwithstanding the foregoing, Tenant shall have access 24 hours per day, 7 days per week, 52 weeks per year to its Premises, the Building, and Project.
     b. Failure to furnish such utilities or services by reason of emergency, breakdowns, the necessity for repairs or improvements, fire, other casualty, accident, riot, strike, act of God, or by any cause beyond Landlord’s control, shall not: (a) be construed as an eviction of Tenant; (b) result in abatement of rent or other charges; (c) in any way render Landlord liable for damages to person or property incurred by Tenant or any other person or entity by reason of such failure; or (d) release Tenant from the prompt fulfillment of any of its agreements under this Lease; provided, however, that, if that repairs or maintenance are required, Landlord shall use due diligence in performing said repairs and maintenance.
     c. To the extent not covered by Operating Expenses, Tenant agrees at its own cost and expense, to pay for all water, gas, sewer, power and electric current, garbage collection and/or compacting, and other similar utilities or services used by the Tenant on the Premises and not furnished by the Landlord, and maintenance, repair, replacement and inspection service for fire sprinkler system, drainage and sewer facilities, and all utilities from and after the delivery of possession of the Premises by

Landlord. Tenant shall pay to Landlord its portion of the utility services furnished by the Landlord as detailed in herein.
     d. Throughout the Term of this Lease, Tenant shall promptly pay directly to the utility company providing such service all costs for any services metered, chargeable, or provided to the Premises and payable directly by Tenant as provided herein.
     e. Landlord shall maintain, clean and repair the Premises, including replacement of building- standard lamps, tubes, bulbs, starters, ballast, transformers and like items used or required in the Premises. The cost for same shall be part of Operating Expenses and Tenant shall pay Tenant’s Percentage Share of same as provided herein.
     f. Landlord shall provide and install, all at Tenant’s cost and expense, any and all non-building-standard lamps, tubes, bulbs, starters, ballast, transformers and like items used or required in the Premises. Similarly, at its sole cost and expense, Tenant shall be responsible for providing its own telephone or other communication service and systems to the Premises.
     g. No such interruption or failure of service or utilities will be deemed an eviction of Tenant or will relieve Tenant from any of its obligations under this Lease; provided, however, in the event (i) either (x) such interruption or failure of services is caused by the negligence or willful misconduct of Landlord or (y) the restoration of such services is within the reasonable control of Landlord and Landlord fails to take commercially reasonable steps to restore such services as soon as reasonably possible, (ii) such interruption or failure of services continues for a period of five (5) consecutive business days following written notice by Tenant to Landlord and (iii) as a result of such interruption or failure of services, the Premises, or a portion thereof, are rendered untenantable under a commercially reasonable standard and, in fact, Tenant does not use the untenantable portion of the Premises for its normal business operations during said period of time, then in such case, the payment of Base Rent and Additional Rent under this Lease shall thereafter abate, in the proportion that the untenantable portion of the Premises bears to the entire Premises, until such time as such services are restored to the untenantable Premises.
     14. RELEASE OF LANDLORD; INDEMNIFICATION OF PARTIES. Each party agrees to indemnify and save and hold harmless the other against any and all claims by or on behalf of any third person, firm or corporation directly arising out of any breach or default in the performance of each respective party’s obligations hereunder except to the extent caused by the other party’s negligence or willful misconduct. Further, Tenant covenants at all times to save and hold harmless Landlord from any loss, damage or injury to person or property, incurred by any third person, firm or corporation upon Common Area, which injury, loss or damage results from any negligent acts or willful misconduct of Tenant, its agents or employees. Likewise, Landlord covenants at all times to save and hold harmless Tenant from any loss, damage or injury to person or property, incurred by any person, or corporation upon the Common Area, which injury, loss or damage results from any negligent acts or willful misconduct of Landlord, its agents, employees.
     15. CARE OF LANDMARK TOWERS CONDO AND COMMON AREAS. Subject to the obligations of the Master Condominium Association and the Landmark Towers Condominium Association (which Landlord agrees to enforce), Landlord shall repair, replace and maintain the Common Areas, the structural portions of the Project, including the foundations, bearing and exterior walls (excluding glass), sub-flooring, roof (excluding skylight), and those portions of the electrical systems, plumbing systems, and main sewer system that are installed or furnished by Landlord, and which are not located upon the Premises, as well as the gutters and downspouts on the Building which serves the Premises. Landlord shall not be liable for any failure to make any repairs or perform any maintenance unless such failure persists for an unreasonable time after written notice of the need for such repairs or maintenance is given to Landlord by Tenant. The Master Condominium Association shall be responsible for exterior plate glass and windows or other breakable materials used in said structural portions. Landlord agrees to comply with all ADA, federal, state or local laws, rules and regulations as they apply to the Building and to the Premises at the time of conveyance to Tenant, including to the extent legally permitted enforcing a smoking ban within forty (40) feet, or such other distance as may be established by applicable state or local law, of the public entrances to the Building. Tenant shall not undertake any repair to the Premises, Building or Project that is Landlord’s obligation hereunder, unless in the event of an emergency, or if such repairs, upon ten (10) business days notice to Landlord, have not been commenced and work thereon pursued by Landlord.
     16. CARE OF PREMISES BY TENANT. a. Tenant shall maintain the Premises in a clean, sanitary and safe condition. Landlord shall be responsible for all costs of maintaining and repairing the Deck Area. Tenant shall install, maintain and repair all Tenant-installed, plumbing, electrical, fiber optic cable, voice data communication cabling and other systems specific to Tenant’s occupancy requirement other than the base building systems of tile Building; and shall comply in all respects, at Tenant’s sole expense, with the requirements of the Americans With Disabilities Act and similar federal, state and local laws, rules and regulations as they apply to the Premises. Tenant, at Landlord’s request, and at Tenant’s cost, shall remove all such specialty equipment or fixtures following Lease expiration and repair any damage caused by the removal of such systems to Landlord’s satisfaction. If, after ten (10) days notice and opportunity to cure, Tenant fails to keep and preserve the Premises in the state of condition required by the provisions of this Lease, Landlord, at its option, may put or cause the same to be put in the condition and state of repair agreed upon, and in such case, Tenant, on demand, shall pay the costs thereof.
          b. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by law to make in or to any portion of the Project, Building or Premises. Landlord shall nevertheless use reasonable efforts to minimize any interference with Tenant’s business in the Premises.
          c. Mold. Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems, and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”). Tenant will, immediately notify Landlord in writing if it observes, suspects, or has reasons to believe mold or Mold Conditions exist in the Premises.
     17. MECHANIC LIENS. Tenant shall timely pay for labor and material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Premises, at the direction or with the consent of Tenant. Tenant shall not permit any mechanics or similar liens to remain upon the Premises or any of Landlord’s property incident to the foregoing. If any liens are filed, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall be entitled to ten (10) days written notice by Landlord before Landlord takes action to remove such liens. Tenant shall be allowed to bond for liens. Tenant shall pay to Landlord upon ten (10) days notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord, and attorneys’ fees if allowable by law.

     18. LANDLORD’S ACCESS. Landlord, its agents, employees and/or contractors, shall have the right to enter the Premises at all reasonable times, and other than in an emergency, upon reasonable advance notice, for the purpose of performing Landlord’s obligations hereunder; provided, however, that such entry shall be accomplished in a manner that will cause as little interference with and inconvenience to the Tenant’s use as is reasonable under the circumstances. Any interference with or inconvenience to the Tenant arising out of the exercise by Landlord of the rights set forth in this Section shall not constitute a breach by Landlord of any of its agreements in this Lease, and shall not result in any diminution of rent or liability on the part of Landlord by reason of inconvenience, annoyance or injury to Tenant’s business. Landlord, or its agents, shall have the right, upon reasonable advance notice to Tenant to exhibit the Premises to prospective purchasers at any time and to prospective tenants during the last six months of Tenant’s Lease Term, as extended if applicable.
     19. TENANT’S INSURANCE. a. Tenant shall obtain and keep in force, at Tenant’s expense for the Lease Term, and any extension or renewal thereof, insurance specified on Exhibit “B” attached hereto. Landlord reserves the right to require any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts, and for insurance risks against which, a prudent tenant would protect itself, but only to the extent coverage for such risks and amounts are available in the insurance market at commercially acceptable rates and provided further, all such additional insurance coverage shall be reasonable for Class A office buildings in the general Minneapolis/St. Paul metropolitan area. Landlord makes no representation that the limits of liability required to be carried by Tenant under the terms of this Lease are adequate to protect Tenant’s interests and Tenant should obtain such additional insurance or increased liability limits as Tenant deems appropriate.
     b. Said insurance required pursuant to the provisions of this Section shall be issued by an insurance company legally authorized to do business in the State of Minnesota; shall be in a form satisfactory to Landlord; and shall provide for at least thirty (30) days notice, by certified mail, return receipt requested, to Landlord before cancellation, termination, nonrenewal or change of such insurance. Evidence of said insurance shall be provided to Landlord upon request.
     c. All policies required to be held by Tenant under this Lease must be in a form reasonably satisfactory to Landlord and issued by an insurer permitted to do business in the State. All policies must be issued by insurers with a policyholder rating of “A-” and a financial rating of “VII” in the most recent version of Best’s Key Rating Guide. All policies must contain a requirement to notify Landlord (and Landlord’s property manager and any mortgagees or ground lessors of Landlord who are named as additional insured, if any) in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof, or ten (10) days’ prior notice if such cancellation is due to non-payment of premium. Tenant agrees to deliver to Landlord, upon request all such certificate(s) of insurance, additional insured endorsements and/or if required by Landlord. Tenant further agrees that it will initially provide such certificates or other proof of insurance described above upon execution of the Lease. Tenant agrees to cause replacement policies or certificates and additional insured endorsements to be delivered to Landlord not less than ten (10) days prior to the expiration of any such policy or policies. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Landlord will have the right, but not the obligation, to obtain such insurance as Landlord deems necessary to protect Landlord’s interests at Tenant’s expense. Each policy shall contain: (A) a cross-liability endorsement; and (B) a provision that such policy and the coverage evidenced thereby shall be primary and noncontributing with respect to any policies carried by Landlord which shall be excess insurance.
     d. Notwithstanding anything contained herein to the contrary, the foregoing shall not be construed, interpreted, or deemed (i) a waiver of any default created by reason of Tenant’s failure to provide the insurance called for in this Lease; (ii) limit any other right or remedy of Landlord; (iii) relieve

Tenant of its obligations regarding maintenance of insurance as provided by the Lease; or (iv) be considered a policy of insurance in favor of Tenant.
     e. Failure of Landlord to demand delivery of, or identify deficiency within, any certificate of insurance, additional insured endorsement, or policy form shall not be construed as a waiver of Tenant’s obligations under this Section. The acceptance of delivery by the Landlord of any certificate of insurance, additional insured endorsement or policy does not constitute approval or agreement by the Landlord that the insurance policies evidenced are in compliance with the requirements. No endorsement limiting or excluding a required coverage is permitted. By requiring insurance, Landlord does not represent that coverage and limits will necessarily be adequate to protect the Tenant. Insurance effected or procured by the Tenant will not reduce or limit the Tenant’s contractual obligation to indemnify and defend Landlord for claims or suits that result from are or are connected with this Lease.
     f. Not less than every three (3) years during the Term, Landlord shall have the right to make changes in the minimum requirements for all insurance to be carried by Tenant as set forth in this Section. Such changes will be consistent with the insurance required in leases then being negotiated by Landlord involving similar tenants, buildings, geography, and other relevant factors, provided however, all such insurance coverage shall be reasonable for Class A office buildings in the general Minneapolis/St. Paul metropolitan area.
     20. LANDLORD’S INSURANCE. During the Term Landlord shall maintain property insurance covering the Project, Building and the building standard work (excluding any property which Tenant is obligated to insure under Section 19. Such insurance shall provide protection against any peril included within the classification “Fire and Extended Coverage”. Landlord shall also maintain comprehensive public liability and property damage insurance with respect to the use, operation and condition of the Common Areas of the Building and Project. Such insurance shall be in such amounts and with such deductibles as Landlord considers appropriate. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as it or Landlord’s mortgagees or deed of trust beneficiaries may determine advisable.
     21. WAIVER OF SUBROGATION. Landlord and Tenant each, on behalf of themselves and their insurers, hereby waive all rights of recovery against the other and against the officers, employees, agents and representatives of the other, on account of loss by or damage to the waiving party or the property of others under its control, regardless of whether such loss or damage is caused by the negligence of Landlord or Tenant, to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force or are required to be in force pursuant to this Lease, at the time of the loss or damage. The insurance policies obtained by Landlord and Tenant pursuant to this Lease shall permit waivers of subrogation which the insurer may otherwise have against the noninsuring party. In the event the policy or policies do not allow waiver of subrogation prior to loss, either Landlord or Tenant shall obtain a waiver of subrogation endorsement in such form and content as may reasonably satisfy this requirement.
     22. DAMAGE BY FIRE OR OTHER CASUALTY. a. Immediately upon Tenant’s discovery thereof, Tenant shall give notice to Landlord of any damage caused to the Premises by fire or other casualty. If the Lease Premises are damaged or destroyed by fire or other casualty, and such damage or destruction is certified within a reasonable period of time thereafter, in writing, by a licensed contractor to be repairable within one hundred eighty (180) days after the date of such occurrence, this Lease shall remain in full force and effect, and Landlord, subject to the provisions hereinafter set forth, shall proceed with due diligence to repair such damage or destruction, at its expense, and in that event, there shall be a proportionate abatement of rent and all other charges for so much of the Premises as may be untenantable until repair or restoration.
     b. If the Premises are damaged or destroyed by fire or other casualty, and such damage or destruction cannot be so certified to be repairable within one hundred eighty 180 days after the date of such occurrence, the Lease may be cancelled at the option of Landlord or Tenant if notice is given by either party to the other within thirty (30) days after it has been determined that the Premises cannot be so certified to be repairable within said one hundred eighty 180 days.
     c. In the event Landlord is obligated, or exercises its election, to repair the Premises, its obligation to so repair shall be contingent upon receipt of sufficient insurance proceeds to complete such repairs and approval of the applicable condominium associations. If, for any reason whatsoever, Landlord does not receive sufficient insurance proceeds to complete such repairs, or if such approval cannot be timely obtained, notwithstanding any prior elections by Landlord, Landlord shall have no obligation to make such repairs or reconstruction. If Landlord is obligated, or exercises its election to repair the Premises, Tenant shall proceed with due diligence, at Tenant’s sole cost and expense, to repair or replace any Alterations and other improvements installed by Tenant at its own expense. Landlord shall not be responsible or liable to Tenant for any consequential damages whatsoever caused by any damage or destruction to the Premises, nor for inability to repair or replace, nor for any other cause whatsoever beyond Landlord’s control.
     23. CONDEMNATION. If all or a substantial part of the Premises is taken or condemned by any competent authority for any public or quasi-public use or purpose, then either Landlord or Tenant may terminate this Lease and the Lease Term will end on the date that title is rested in the condemning authority. If any condemnation proceeding is commenced in which it is sought to take any portion of Landlord’s interests in the Landmark Towers Condominium or the Park Tower Condominium, the taking of which would, in Landlord’s opinion, prevent the economical operation of Landlord’s interests in the Landmark Towers Condominium or the Park Towers Condominium, Landlord will have the right to terminate this Lease upon not less than ninety (90) days notice prior to the date of termination designated in the notice. In either of the above events, Rent will be apportioned as of the date of the termination. No money or other consideration will be payable by Landlord to Tenant for the right of termination, and Tenant will have no right to share in the condemnation award, whether for a partial or total taking, or for loss of Tenant’s leasehold or improvements, or in any judgment for damages caused by the condemnation. Tenant may share in the settlement for amounts specifically awarded for Tenant’s trade fixtures, leasehold improvements or as a relocation payment or allowance.
     24. SUBORDINATION: NOTICE TO MORTGAGEES, TRUSTEES AND GROUND LESSORS. a. At the election of Landlord or any mortgagee or beneficiary with a deed of trust encumbering the Building or the Project or any portion thereof, or any lessor of a ground or underlying lease with respect to the Building or the Project or any portion thereof, this Lease will be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building and/or the Project; and (ii) the lien of any mortgage or deed of trust or any other hypothecation for security now or hereafter placed upon the Building, the Project or any portion thereof, or Landlord’s interest and estate in any of same, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof which may now exist or hereafter be executed. Notwithstanding the foregoing, if any mortgagee, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage or deed of trust or to its ground lease, and shall give written notice thereof to Tenant at any time prior to the transfer of the Premises in foreclosure or by deed in lieu of foreclosure of such lien or otherwise (or at any time prior to the termination of the ground lease, as the case may be), then, notwithstanding any prior subordination, this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof.
     b. Notwithstanding the foregoing provisions of this Section, in the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall, at the new owner’s option, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this

Lease provided that such purchaser assumes in writing all obligations of Landlord under this Lease. Additionally, the transferee of the Premises upon any foreclosure sale or pursuant to any deed in lieu of foreclosure or other transfer (or the ground lessor in the event of a termination of a ground lease) shall have the right, whether or not this Lease has been terminated by or in connection with such transfer or termination of ground lease (whether voluntarily, involuntarily or by operation of law), to require Tenant to enter into a new lease of the Premises (with the transferee or ground lessor as landlord) on terms and conditions identical to those as set forth in this Lease, except that the term of the new lease shall expire on the date specified herein for the expiration of the Term of this Lease.
     c. Notwithstanding anything in this Lease to the contrary, Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises during the Lease Term, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request, provided that Tenant’s attornment obligation shall be conditioned upon such successor party’s prior assumption in writing of all obligations of Landlord under this Lease.
     d. The provisions hereof are intended to be self-executing and do not require the necessity of any additional document being executed by Tenant for the purpose of effecting same. Tenant nevertheless agrees to execute and deliver to Landlord, within ten (10) days after request therefor, any documents reasonably requested by Landlord to effectuate or evidence any subordination or attornment, to make this Lease prior to the lien of any mortgage, deed of trust or ground lease or to enter into a new lease, each as described above in this Section, and failing to do so Tenant shall be in default hereunder with no right to further notice or cure.
     25. HOLDING OVER. Unless otherwise agreed in writing by Landlord, if Tenant remains in possession of the Premises after the expiration of this Lease, Tenant will be deemed to be occupying the Premises as a tenant at will, subject to all the provisions of this Lease to the extent that they can be applied to a tenancy at will, except that the Base Rent for each month or fraction thereof that Tenant remains in possession will be 125% of the Base Rent applicable during the last month of the immediately preceding Term.
     26. ASSIGNMENT OR SUBLETTING. a. Tenant shall have the right to assign or sublet all or any portion of the Premises with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed (“Transfer”). A change in the ownership of Tenant or the assets of Tenant by way of merger, sale, or acquisition shall not be deemed an assignment of this Lease. Tenant shall further be allowed to sublease any of the Parking Spaces referred to in Section 58, without Landlord’s consent, so long as Tenant remains primarily liable for payment of rent on such parking spaces.
     b. If Tenant desires to effect a Transfer, then at least sixty (60) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant agrees to give Landlord a written notice (the “Transfer Notice”), stating the name, address and business of the proposed assignee, licensee, sublessee or other transferee (sometimes referred to hereinafter as “Transferee”), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require. If Tenant requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, Tenant agrees to pay Landlord a nonrefundable administrative fee of not less than One Thousand Dollars ($1,000.00).
     c. Within ten (10) business days after Landlord’s receipt of any Transfer Notice, payment of the administrative fee described in Subsection 27(b) above, and any additional information requested by Landlord concerning the proposed Transferee’s financial responsibility, Landlord will notify Tenant of its election to do one of the following: (i) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; or (ii) refuse such consent, which refusal shall be on reasonable grounds.
     d. A condition to Landlord’s consent to any Transfer of this Lease will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, license, sublease, transfer or hypothecation, in form and substance reasonably satisfactory to Landlord. Tenant agrees to pay to Landlord, as Additional Rent, all sums and other consideration payable to and for the benefit of Tenant by the assignee, licensee or sublessee in excess of the Base Rent payable under this Lease for the same period and portion of the Premises. No Transfer will release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver of any provision of this Lease or a consent to any assignment, subletting, licensing or transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Tenant shall not be allowed to transfer, assign or sublet the Premises to (i) an existing tenant currently in the Building or Project, or (ii) be a person or entity with whom Landlord or its agent is negotiating and to or from whom Landlord or its agent has given or received any written or oral lease proposal within the past two (2) months regarding leasing space within the Building or Project.
     27. LIMITATION OF LIABILITY; TRANSFER OF PREMISES BY LANDLORD.
     a. In consideration of the benefits accruing hereunder, Tenant on behalf of itself and all successors and assigns of Tenant covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord, or in the event any actual or alleged failure, breach or default by the Master Landlord (as defined below), Tenant’s recourse against Landlord or Master Landlord for monetary damages will be limited to Landlord’s and Master Landlord’s interest in the Building including, subject to the prior rights of any Mortgagee, Landlord’s interest in the rents of the Building and any insurance proceeds payable to Landlord or Master Landlord.
     b. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord’s agents or employees, and their respective heirs, legal representatives, successors and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord contained in this Lease. In the event of a sale or transfer by Landlord of its interest in the Premises or this Lease, such sale or transfer shall operate to release the transferor from all liability for the performance of the obligations of Landlord hereunder, expressed or implied, from and arising on or after the date of such transfer, and Tenant agrees thereafter to look solely to the successor in interest of Landlord in and to this Lease for the performance of Landlord’s obligations hereunder accruing after the date of such transfer and thereupon Landlord shall be discharged from any further liability with respect thereto.
     28. ESTOPPEL CERTIFICATE. Within ten (10) days after request therefore by Landlord or any mortgagee, trustee of a trust deed, or ground lessor regarding Landlord’s interests in the Premises, Tenant agrees to deliver in recordable form an estoppel certificate in form reasonably satisfactory to Landlord or Landlord’s lender certifying (i) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (ii) the amount of Base Rent and the date to which Base Rent and Additional Rent have been paid in advance; (iii) the amount of any security deposited with Landlord; (iv) that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default; and (v) as to such other items relating to this Lease as may be reasonably requested by Landlord or Landlord’s lender and/or purchaser. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant’s failure to execute and deliver such statement within the time required shall at Landlord’s election be a default under this Lease and shall also be conclusive upon Tenant that: (1) this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counterclaim or deduction against Rent; and (3) not more than one month’s Rent has been paid in advance.
     29. REMEDIES OF LANDLORD. In the event that during the Term of this Lease any of the following occur (each of the following, a “Default”):
     a. Tenant shall have failed to pay any installment of Base Rent, Additional Rent or any other charge provided herein, or any portion thereof, when the same shall be due and payable, and the same shall remain unpaid for a period of five (5) days after Tenant receives Landlord’s written notice of default. After the second such event during any calendar year of the Lease Term or Renewal periods, no such default notice shall be required by Landlord;
     b. Tenant shall have failed to comply with any other provision of this Lease except with respect to the payment of any amount due under the terms of this Lease, and shall not have cured such failure within thirty (30) days after Landlord, by written notice, has informed Tenant of such noncompliance; provided, however, in the case of a default which cannot be cured with due diligence within a period of ten (10) days, Tenant shall have such additional time to cure such default as may be reasonably necessary, provided Tenant proceeds promptly and with due diligence to cure such default after receipt of said notice; or
     c. Tenant shall make an assignment for the benefit of creditors or be adjudicated as bankrupt.
     Upon Tenant’s Default, Landlord, upon written notice to Tenant, may elect either:
     (i) to cancel and terminate this Lease, and this Lease shall not be treated as an asset of Tenant’s estate in bankruptcy, or
     (ii) to terminate Tenant’s right to possession only without canceling and terminating Tenant’s continued liability under this Lease.
     Notwithstanding the fact that initially Landlord elects under (ii) to terminate Tenant’s right to possession only, Landlord shall have the continuing right to cancel and terminate this Lease by serving thirty (30) days written notice on Tenant of such further election, and shall have the right to pursue any remedy at law or in equity that may be available to Landlord.
     In the event of Landlord’s election under (ii) to terminate Tenant’s right to possession only, Landlord may, at Landlord’s option, enter into the Premises and take and hold possession thereof without such entry and possession terminating this Lease, or releasing Tenant, in whole or in part, from Tenant’s obligation to pay the Rent hereunder for the full stated Term. Upon such re-entry, Landlord may remove all persons and property from the Premises, and such property shall be deemed abandoned and may be destroyed, and/or removed and stored in a public warehouse or elsewhere and/or sold at the cost of and for the account of Tenant, without Landlord becoming liable for any loss or damage which may be occasioned thereby. Such re-entry shall be conducted in the following manner: without resort to judicial process or notice of any kind in the situation where Tenant has voluntarily surrendered possession of the Premises; and, otherwise by resort to judicial process. Upon and after entry into possession without termination of the Lease, Landlord may, but is not obligated to, release the Premises or any part thereof to any person, firm, or corporation, other than Tenant, for such rent, for such time and upon such terms as Landlord, in Landlord’s sole discretion, shall determine; but Landlord shall not be required to accept any tenant offered by Tenant or to observe any instruction given by Tenant about such reletting. Landlord may make alterations and repairs, and redecorate the Premises to the extent deemed by Landlord necessary or desirable.
     Upon such re-entry, Tenant shall be liable to Landlord as follows:
     For the unpaid installments of Base Rent, Additional Rent and other unpaid sums which were due prior to such reentry, which sums shall be payable immediately;
     For the installments of Base Rent, Additional Rent and other sums falling due pursuant to the provisions of this Lease for the periods after re-entry during which the Premises remain vacant, which sums shall be payable as they become due hereunder;

     For all expenses, including leasing commissions, attorneys fees, costs of alterations, repairs and redecorating, which shall be payable by Tenant as they are incurred;
     While the Premises are subject to any new lease or lease made pursuant to this Section, for the amount by which the monthly installments payable under such new lease or leases is less than the monthly installments for all charges payable pursuant to this Lease, which deficiencies shall be payable monthly; and
     For interest upon all of the foregoing as provided in this Lease.
     No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given by Tenant. Landlord agrees to use reasonable efforts to mitigate Tenant’s damages as relates to Tenant’s remaining Lease obligation.
     If Tenant or Landlord shall default in the performance of any covenant required to be performed by it under this Lease, taking into consideration the grace periods provided in this Section, Tenant or Landlord may perform the same for the account and at the expense of the other party. If Tenant or Landlord at any time is compelled to pay, or elects to pay, any sum of money by reason of the failure of the other part to comply with any provisions of this Lease, or if Tenant or Landlord is compelled to incur any expense, including reasonable attorneys fees, in instituting, prosecuting or defending any action or proceeding instituted by reason of any default of hereunder, the sum or sums so paid by shall be due from the other party on the next date following the payment of such sums upon which a regular monthly rental payment is due, together with interest at the Interest Rate.
     No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or equity.
     30. ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the payment required to be paid by Tenant shall be deemed to be other than on account of the earliest Rent and other charges required to be paid, nor shall any endorsement or statement on any check or similar payment be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other required payment, or pursue any other remedy provided in this Lease. Accord and satisfaction, if any, shall be accomplished by a separate document executed by Landlord and Tenant.
     31. DEFAULT BY LANDLORD. If Landlord fails to perform any covenant, condition, or agreement contained in this Lease within ten (10) business days after receipt of written notice from Tenant specifying such failure (or if such failure cannot reasonably be cured within ten (10) business days, if Landlord does not commence to cure the failure within said ten (10) day period, then such failure shall constitute a default hereunder and Landlord shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord’s default; provided, however, it is expressly understood and agreed that if Tenant obtains a money judgment against Landlord resulting from any default or other claim arising under this Lease, that judgment shall be satisfied only out of the rents, issues, profits, and other income actually received on account of Landlord’s right, title and interest in the Premises, Building or Project, and no other real, personal or mixed property of Landlord (or of any of the partners which comprise Landlord, if any, or of the officers, shareholders, directors, partners or principals of such partners comprising Landlord, (if any) wherever situated), shall be subject to levy, attachment or execution, or otherwise used to satisfy any such judgment. Tenant hereby waives any right to satisfy a judgment against Landlord except from the rents, issues, profits and other income actually received on account of Landlord’s right, title and interest in the Premises, Building or Project. Tenant shall not have the right to terminate this Lease or to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease except as otherwise specifically provided herein.

     32. SIGNS, WINDOW COVERINGS. Tenant shall not place or cause to be placed any sign or lettering on the exterior of the Building, in the halls or other common areas of the Building, or on the Premises, without the prior written consent of Landlord, provided however, Tenant shall have the right, without the prior written consent of Landlord, to place or cause to be placed signage or lettering on those portions of the halls or common areas of the Building or the Premises where such area is on a floor of the Building for which Tenant is the sole tenant. Landlord hereby consents to all signage and lettering of Tenant existing in the Premises and the Building as of the date hereof. Tenant shall have the right to place a sign or lettering on entrances to the Premises, and on any sign directory provided by Landlord; provided the location, style, text, size and color are first approved in writing by Landlord, in Landlord’s sole discretion. Any sign or lettering not so approved may be removed by Landlord at Tenant’s expense. Upon termination of this Lease, Tenant shall, at Tenant’s cost and expense, remove all signage, and repair any damage caused thereby, and restore the surface to its original condition.
     Landlord shall provide building standard signage on the building directory board as well as a building standard suite entry sign, for each of Tenant, its parents, subsidiaries, affiliates and other related entities who operate within the Premises, identifying each such party by name and suite number.
     33. CONDITION OF PREMISES AND LANDLORD’S PROPERTY AT TERMINATION. At termination of this Lease, Tenant shall vacate and deliver the Premises, and all partitions, improvements, alterations and other property of Landlord to Landlord in as good order and condition as the same were in on the Commencement Date, reasonable wear and tear and alterations approved by Landlord in writing excepted; provided, however, that Tenant shall comply with all conditions provided for in any consent given by Landlord for alterations approved by Landlord. On or before the Expiration Date or the sooner termination of the Lease, Tenant, at its expense, shall remove all of its equipment from the Premises, and any property not removed shall be deemed abandoned. To the extent Tenant’s property is removed pursuant to this Section, Tenant, at its cost and expense, shall repair any damage done to the Premises by such removal. If Tenant chooses not to remove its property, Landlord may require Tenant, at Tenant’s cost and expense, to remove its property and restore the Premises to good condition and repair. All alterations, additions and fixtures, other than Tenant’s equipment, which have been made or installed by Landlord, or by Tenant with Landlord’s written consent, upon the Premises, shall remain as Landlord’s property (unless the consent given by Landlord for such alterations, additions or fixtures provides otherwise) and shall be surrendered with the Premises as a part thereof. Tenant shall surrender promptly all keys for the Premises or locks therein to Landlord’s property manager. If Tenant fails to deliver the Premises and Landlord’s property to Landlord in the condition required by the provisions of this Section, Landlord, at its option, may clean and repair the Premises and Landlord’s property, as necessary, and any expenditures made in connection with such work shall be due and payable from Tenant upon demand, plus an amount equal to fifteen percent (15%) of such expenditures for overhead and supervision. If the Premises are not surrendered at Expiration Date or earlier termination of the Lease, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including but not limited to, any claim made by any succeeding tenant based upon such delay and any lost leasing opportunities.
     34. RELATIONSHIP OF THE PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by a third party to create the relationship of principal and agent, or of a partnership, joint venture, or any association whatsoever between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent, nor any other provisions contained in this Lease, nor any act or acts of the parties hereto, shall be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.
     35. NOTICES. All notices and communications of similar legal import from either Landlord or Tenant to the other party shall be in writing and shall be considered to have been duly given or served if and when sent by certified or registered mail, return receipt requested, postage prepaid, or by nationally recognized overnight carrier, to the other party at its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party given in accordance with this Section, or shall be personally served upon an officer or general partner of such party.

To Landlord:	To Tenant:

Thompson National Properties, LLC Attention: Lease Administration 1900 Main Street, Suite 700 Irvine, California 92614	Green Tree Servicing LLC Attn: Kyra Camacho 345 Saint Peter Street, #1100 Saint Paul, MN 55102 Telephone: (651) 293-5537

With a copy to:	With a copy to:

Thompson National Properties, LLC 345 St. Peter Street St. Paul, Minnesota	Green Tree Servicing LLC Attn: General Counsel 345 Saint Peter Street, #1100 Saint Paul, MN 55102 Telephone: (651) 293-3472
     36. DEFINITION OF LANDLORD AND TENANT; JOINT AND SEVERAL LIABILITY. The words Landlord and Tenant used herein shall include the plural thereto and the necessary changes required to make the provisions hereof apply to corporations, partnerships, associations, or men or women shall be construed as if made. If two or more parties are referred to collectively under one designation, the liability of each shall be joint and several.
     37. AUTHORITY. Each party hereby covenants, represents and warrants that each person executing this Lease is duly authorized to execute and deliver this Lease.
     38. ANTI-TERRORISM CERTIFICATION. Tenant represents and warrants to Landlord that (a) Tenant is not listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Asset Control Department of the Treasury (“OFAC”) pursuant to the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept 25, 2001) (the “Order”) or on any other lists of terrorist or terrorist organizations (“Lists”) issued pursuant to the rules and regulations of OFAC or in any other enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations legislation or orders are collectively called the “Orders”); (b) Tenant is not and will not be engaged in any activities prohibited in the Orders; (c) Tenant has not been convicted of or pleaded nolo contendere to charges related to activity prohibited in the Orders; and (d) Tenant will not permit the Premises to be used for activities prohibited in the Orders nor permit the Premises to be occupied by any person on such Lists. Breach of these representations constitutes a material breach of the Lease, as amended hereby, and shall entitle Landlord to any and all remedies allowed by law.
     39. CHANGES REQUESTED BY LENDER. Neither Landlord nor Tenant shall unreasonably withhold its consent to changes or amendments to this Lease requested by any lender of Landlord having a security interest in the Building or this Lease, so long as these changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligation of the party from whom consent to such change or amendment is requested.
     40. CONSENT. Intentionally deleted.
     41. PRIOR AGREEMENTS; AMENDMENTS. This Lease contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.
     42. ATTORNEY FEES. In the event it becomes necessary for either party to file a suit to enforce this Lease or any provisions contained therein, the party prevailing in such action shall recover, in addition to all other remedies or damages, reasonable attorneys’ fees and court costs incurred by such prevailing party in such suit.
     43. QUIET ENJOYMENT. Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, lease or other agreement to which this Lease may be subordinate.
     44. MEMORANDUM OF LEASE. Landlord and Tenant agree that neither shall record this Lease; provided, however, that upon the request of either party, the parties hereto agree to execute and record a Memorandum of Lease summarizing the terms hereof, including Tenant’s option to extend the Term of the Lease. The recording fees shall be paid by the party requesting the recordation. If a Memorandum of Lease is recorded, Tenant agrees that it will, upon termination of the Lease, promptly execute and deliver, in recordable form, a quit claim deed or other instrument reasonably acceptable to Landlord evidencing that the Lease has been terminated and that Tenant makes no further claim to the Premises.
     45. TIME OF THE ESSENCE. Time is of the essence in the performance of all obligations under this Lease.
     46. DUTY OF REASONABLENESS. Unless a contrary standard or right is set forth in this Lease, whenever Landlord or Tenant is granted a right to take action, exercise discretion, or make an allocation, judgment or other determination, Landlord or Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant and a sophisticated landlord concerning the benefits to be enjoyed under this Lease.
     47. COMPLIANCE WITH LAW. Landlord and Tenant shall each do all acts required to comply with all applicable laws, ordinances, and rules of any public authority relating to their respective maintenance obligations as set forth herein.
     48. WAIVER. The receipt of Rent or other charges by Landlord with knowledge of any breach of this Lease by Tenant or of any default on the part of Tenant in the observance or performance of any of the obligations or covenants of this Lease shall not be deemed to be a waiver of any provisions of this Lease. No failure on the part of Landlord or Tenant, as the case may be, to enforce any obligation or covenant herein contained, nor any waiver of any right hereunder by Landlord or Tenant, as the case may be, unless in writing, shall discharge or invalidate such obligation or covenant or affect the right of Landlord or Tenant, as the case may be, to enforce the same in the event of any subsequent breach or default.
     49. INVALIDITY. If any part of this Lease or any part of any provisions hereof shall be adjudicated to be void or invalid, then the remaining provision hereof not specifically so adjudicated to be invalid shall be executed without reference to the part or portion so adjudicated to be invalid shall be executed without reference to the part or portion so adjudicated insofar as such remaining provisions are capable of execution.

     50. GOVERNING LAW. This Lease shall be subject to and governed by the laws of the State of Minnesota, and all questions concerning the meaning and intention of the terms of this Lease and concerning the validity hereof and questions relating to performance hereunder shall be adjudicated and resolved in accordance with the laws of Minnesota, notwithstanding the fact that one or more of the parties now is or may hereafter become a resident of a different state.
     51. HEADINGS. The headings of the paragraphs and subparagraphs of this Lease are for convenience of reference only and do not form a part hereof and shall not be interpreted or construed to modify, limit or amplify such paragraphs and subparagraphs.
     52. PARTIES IN INTEREST. This Lease shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of Landlord; and shall inure to the benefit of, subject to the provisions of Paragraph 26, and be binding upon the successors and assigns of Tenant.
     53. COUNTERPARTS. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
     54. SECURITY DEPOSIT. Intentionally Deleted.
     55. RIGHT OF FIRST REFUSAL. Provided the Lease is then in full force and effect and there is no uncured default thereunder, Tenant shall have the right of first refusal to lease additional space in the Building consisting of approximately 7,940 rentable square feet in Suite 1400 on the fourteenth (14th) floor and 2,386 rentable square feet in Suite 1375 on the thirteenth (13th) floor (collectively, the “ROFR Area”). Such right of first refusal shall be exercisable at the following times and upon the following conditions.
          (a) If during the Term of this Lease, Landlord receives a bona fide offer from a prospective tenant (the “Prospective Tenant”) to lease premises (the “Offered Premises”) in the Building containing all or any part of the ROFR Area, and Landlord desires to accept such offer, Landlord shall notify Tenant of such fact. Tenant shall have a period of five (5) business days from the date of delivery of such notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Premises. If Tenant fails to give any notice to Landlord within the required five (5) business day period, Tenant shall be deemed to have refused its right to lease all or any portion of the Offered Premises.
          (b) If Tenant refuses its right to lease the Offered Premises, either by giving written notice thereof or by failing to give any notice, or Tenant fails to timely execute a lease amendment in accordance with subparagraph (c) below, Landlord shall thereafter have the right to lease the Offered Premises to the Prospective Tenant and whether or not Landlord and the Prospective Tenant enter into a lease agreement for the Offered Premises, Tenant shall have no right of first refusal with respect to the ROFR Area until the later to occur of (i) one (1) year following the date (A) Tenant refuses its right to lease the Offered Premises, either by giving written notice thereof or failing to give any notice, or (B) Tenant fails to timely execute a lease amendment expanding the Premises to include the Offered Premises (the “One Year Period”), or (ii) the date the ROFR Area is again available to Landlord to lease following the One Year Period.
          (c) If Tenant exercises its right to lease the Offered Premises, Landlord and Tenant shall, within fifteen (15) business days after Tenant delivers to Landlord notice of its election, enter into a lease agreement with respect to the Offered Premises on the same terms, covenants, and conditions as are contained in this Lease, except as follows:

     (i) The rentable area of the Offered Premises shall be equal to the area offered to be leased by the Prospective Tenant.
     (ii) The Rent rate to be paid for the Offered Premises shall be equal to the Rent rate in effect under this Lease for the Premises and including all increases from time to time in such rental rate.
     (iii) The term of the lease of the Offered Premises shall be co-terminous with this Lease.
     (iv) Tenant shall receive an improvement allowance exclusively for the Offered Premises equal to (i.e. $25.00 per r.s.f.) and in accordance with Exhibit C hereto, except that, notwithstanding the foregoing, if the date of exercise of Tenant’s right to lease the Offered Premises is at any time after the twelfth (12th) month of the Lease Term, then the maximum amount of Landlord’s Contribution shall be amortized by over the then-remaining Lease Term.
          (d) Notwithstanding anything herein to the contrary, Tenant’s right of first refusal pursuant to this paragraph shall be subordinate to any and all rights, including without limitation, renewal rights, expansion rights, rights of first refusal and rights of first offer, under any existing lease demising premises in the Building, including but not limited to the pre-existing right of first offer rights of tenant Morgan Stanley Smith Barney Financing LLC (or its successor) to certain space available in the Building. If any party with superior rights to Tenant to the ROFR Area space declines to lease such space pursuant to such party’s legal rights, then the ROFR Area will be offered to Tenant within ten (10) days thereof.
          (e) Any assignment or subletting by Tenant of this Lease, or any termination of this Lease or termination of Tenant’s right to possess the Premises, shall terminate the refusal right of Tenant hereby granted.
     56. Intentionally Deleted.
     57. NO BROKERS. Landlord and Tenant acknowledge and warrant that there are no brokers, agents, or finders involved in this Lease transaction. Each party shall indemnify, protect, defend and hold harmless the other party against all claims, demands, losses liabilities, lawsuits, judgments, costs and expenses (including reasonable attorneys’ fees) for any leasing commission, finder’s fee or similar compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent or finder.
     58. PARKING. Upon payment for same as set forth herein, Tenant shall be entitled to the following parking spaces in the Ramp Condominium area:
a. Basement (levels B1 and B2):Landlord shall return priority exiting of parking ramp to the level B1 & B2 parkers.
     24 spaces at $195.00 per month per space, on a “24/7” basis. All rental rates stated herein shall include sales tax. The spaces will be designated by Landlord for use by Tenant, at Tenant’s expense. Tenant shall have the ongoing right to add up to five (5) additional spaces during the Lease Term at the same rate as the other spaces in the Basement. Tenant shall have the right of first refusal with respect to basement level spaces that become available. All additional spaces which are added can be surrendered by Tenant upon thirty (30) days notice to Landlord. Tenant shall be allowed to sublease the parking spaces subject to compliance with Section 26 of the Lease.
     b. General (levels D — J):
     28 spaces utilized at $175.00 per month per space on a “24/7” basis All rental rates stated herein shall include sales tax. The spaces will be designated by Landlord for use by Tenant, at Tenant’s expense. Tenant shall have the ongoing right to add up to 26 additional spaces during the Lease Term at the same rate as the other spaces in the General levels, subject to availability. All additional spaces which are added can be surrendered by Tenant upon thirty (30) days notice to Landlord. Tenant shall be allowed to sublease the parking spaces subject to compliance with Section 26 of the Lease.
     c. Condo Tenant (level L):
     6 spaces at $175.00 per month per space on a “24/7” basis. All rental rates stated herein shall include sales tax. The spaces will be designated by Landlord for use by Tenant, at Tenant’s expense. In the event Landlord sells any parking space located in the Condo Level to a residential owner in the Park Towers Condominium, and there are no other available spaces for Tenant’s use on the Condo Level, Landlord reserves the right to relocate any of Tenant’s spaces on Level L to a different space elsewhere in the Parking Ramp upon the same terms and conditions set forth herein. Tenant shall be allowed to sublease the parking spaces subject to compliance with Section 26 of the Lease.
     59. STORAGE SPACE
     Storage Space (located in Parking Ramp)
     Tenant shall be entitled to use storage space at the rate $9.00 per s.f. for an area not to exceed 1130 s.f. The monthly rate for the storage space shall be $847.50.
     60. LETTER OF CREDIT. Intentionally Deleted.
     61. GUARANTY. Tenant’s obligations under this Lease shall be guaranteed by GREEN TREE INVESTMENT HOLDINGS II LLC, pursuant to a Guaranty in the form attached hereto as Exhibit D.
     62. TEMPORARY SPACE. Landlord hereby grants Tenant the use of certain temporary space as described on Exhibit E hereto.
     63. DECK. At its sole cost, Tenant hereby agrees to cause a new paver deck and related improvements (collectively, the “Deck”) to be constructed in the Deck Area during the initial Lease Term. Tenant shall construct the Deck in accordance with plans and specifications (the “Deck Plans”) approved in advance by both Landlord and the Master Condo Association for Landmark Towers (the “Association”). The Deck Plans submitted for approval shall be sufficiently detailed to obtain a building permit. Landlord’s approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall cause the Deck Plans to be prepared, at Tenant’s cost. Tenant shall cause any plans for any mechanical, electrical and plumbing work to be submitted and approved in advance by Landlord’s engineers. The Deck shall be constructed by a contractor reasonably acceptable to Landlord (the “Contractor”). Tenant hereby agrees that the Deck Plans shall comply with all applicable laws and regulations. Landlord’s approval of any of the Deck Plans (or any modifications or changes thereto) shall not impose upon Landlord or its agents or representatives any obligation with respect to the design of the Deck or the compliance of the Deck or the Deck Plans with applicable laws and regulations.
     The Deck shall be constructed in a good and workmanlike manner, and only good grades of material shall be used. The construction of the Deck shall be performed in such a fashion and by such means as necessary to maintain a professional work environment in the areas surrounding the space to be improved. Tenant shall only use labor that will work in peace and harmony with other contractors and workers serving the Building in constructing the Deck. Tenant shall permit Landlord to observe and monitor the construction of the Deck.
     If, as a result of the construction of the Deck or any portion thereof, Landlord is obligated to comply with the Americans With Disabilities Act or any other law or regulation and such compliance requires Landlord to make any improvement or alteration to any portion of the Project, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of the Deck, the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation. Tenant agrees to obtain or cause its contractor to obtain, prior to the commencement of any work, “builders all risk” insurance in an amount approved by Landlord and workers compensation insurance. If Landlord consents to certain Deck Plans, the consent shall be deemed conditioned upon Tenant acquiring a building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. Tenant shall provide Landlord with as-built plans and specifications for the Deck. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at the Deck, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Project, or any interest therein. Tenant shall give Landlord not less than ten (10) days’ advance written notice prior to the commencement of any work on the Deck by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Project.
     64. EXPANSION OPTION. Tenant is hereby granted the Expansion Option described at Exhibit F hereto, which is incorporated herein by this reference.
     65. SECOND EXPANSION OPTION. Tenant is hereby granted the Second Expansion Option described at Exhibit G hereto, which is incorporated herein by this reference.
     The parties hereto have duly executed this Agreement of Lease effective as of the date and year first written above.

LANDLORD:

A.CUSENZA-LANDMARK TOWERS LLC, INEICHEN-LANDMARK TOWERS LLC, PLASTIC-LANDMARK TOWERS LLC, CATTANEO-LANDMARK TOWERS LLC, DND-LANDMARK TOWERS LLC, CHAIKIN-LANDMARK TOWERS LLC, HOWELLS-LANDMARK TOWERS LLC, GARCIA-LANDMARK TOWERS LLC, KARLESKINT-

LANDMARK TOWERS LLC, USALIS-LANDMARK TOWERS LLC, CUSENZA-LANDMARK TOWERS LLC, SENSENBAUGH-LANDMARK TOWERS LLC, PAREDERO-LANDMARK TOWERS LLC, BAINTER-LANDMARK TOWERS LLC, SMG-LANDMARK TOWERS LLC, L. O’DONNELL-LANDMARK TOWERS LLC, M. O’DONNELL-LANDMARK TOWERS LLC, PILLSBURY-LANDMARK TOWERS LLC, BARRY-LANDMARK TOWERS LLC, R&R-LANDMARK TOWERS LLC, SHARP-LANDMARK TOWERS LLC, ETZEL-LANDMARK TOWERS LLC, MAXWELL-LANDMARK TOWERS LLC, VENTURI-LANDMARK TOWERS LLC, BRUNDIDGE-LANDMARK TOWERS LLC, SGB-LANDMARK TOWERS LLC, EDWARDS-LANDMARK TOWERS LLC, AND BSITES-LANDMARK TOWERS LLC, each a Delaware limited liability company (“Landlord”), their successors and assigns, acting by and through TNPPM LANDMARK, LLC (“Agent” for Landlord), wholly-owned by TNP Property Manager, LLC

By:	TNPPM Landmark, LLC, a Delaware limited liability company

Its:	as Agent for Landlord

By: TNP Property Manager, LLC a Delaware limited liability company

Its: Sole Member

By: Thompson National Properties, LLC a Delaware limited liability company

Its: Sole Member

By:
Title:
Date:

WITNESSES AS TO LANDLORD: ________________________

________________________ (Print name as signed above) ________________________ ________________________ (Print name as signed above)

TENANT: GREEN TREE SERVICING LLC a Delaware limited liability company

By:
Name:
Title:
Date:

WITNESSES AS TO TENANT: ________________________ ________________________ (Print name as signed above) ________________________ ________________________ (Print name as signed above)

EXHIBIT A
Premises

Suite	Sq. Ft.
300	3,762
400	2,782
500	22,015
600	16,764
700	4,166
800	11,597
900	11,597
1000	11,597
1100	11,597
1235	1,429
1410	3,657
1700	11,597

Total Sq. Ft.	112,560

EXHIBIT B
TENANT’S INSURANCE REQUIREMENTS
     This outlines the insurance requirements of your Lease. To assure compliance with these terms, we suggest you send a copy of this Exhibit to your insurer or agent. Initial Certificates must be provided to Landlord prior to occupancy of the Premises, renewals ten (10) days before expiration.
1.	Commercial General Liability Insurance:

$1,000,000 Combined Single Limit, each occurrence

$2,000,000 Aggregate (minimum) this location

$2,000,000 Products/Completed Operations Aggregate

$500,000 Fire Legal Liability Limit, per fire

Bodily Injury, Property Damage, Personal Injury and Advertising Injury; Blanket Contractual Liability — Covering Indemnity 14; Products and Completed Operations Liability; Landlord as an Additional Insured; Severability of Interest, permitting Cross liability among insureds; provision stating that tenant’s insurance is primary and non-contributing with any insurance carried by Landlord.

2.	$2,000,000.00 Umbrella coverage

3.	Tenant’s Property Insurance:

All Risks coverage of Property owned by Tenant or for which the Tenant is legally liable; replacement cost basis, covering no less than 90% of all values.

4.	Tenant’s Business Interruption Insurance

All Risks coverage of operations at Premises; covering one-year’s business interruption due to insured peril.

5.	Tenant’s Workers’ Compensation and Employer’s Liability Insurance (if applicable):

Statutory Limits and terms required by the state in which the Premises are located, $2,000,000 Employer’s Liability Limit.

6.	Tenant’s Automobile Insurance (if requested):

$2,000,000 Combined Limit per accident; covering all owned, non-owned, hired autos (Symbol 1 — any auto).
     All insurance is to be with licensed insurers having a Best’s rating of “A -” or better, and must include the following:
Waiver of Subrogation in favor of Landlord Thirty (30) day pre-notice of cancellation and/or renewal to Landlord
SEND CERTIFICATE TO:
Thompson National Properties, LLC
Attention: Lease Administration
1900 Main Street, Suite 700

41

Irvine, California 92614
With a copy to:

Thompson National Properties, LLC
345 St. Peter Street
St. Paul, Minnesota
The policies shall name, as additional insureds, Landlord, Thompson National Properties, LLC, and its affiliates, TNP Property Manager, LLC, on a primary and non-contributory basis on general liability against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto Landlord.

EXHIBIT C
TENANT FINISH-WORK: ALLOWANCE
     1. Except as set forth on this Exhibit, Tenant accepts the Premises “AS-IS” and acknowledges that Landlord has no obligation to make or otherwise pay for any improvements, alterations or repairs thereto.
     2. IMPROVEMENTS. Tenant shall improve the 10th Floor Premises in accordance with plans and specifications approved in advance by Landlord (the “Plans”), which approval shall not be unreasonably withheld, conditioned, or delayed (such improvements are referred to herein as the “Improvements”). Tenant shall perform the Improvements at its own cost, subject to the Landlord’s Contribution (hereinafter defined). Tenant shall cause the Plans to be prepared, at Tenant’s cost. Tenant shall cause any plans for any mechanical, electrical and plumbing work to be submitted and approved in advance by Landlord’s engineers. Tenant shall furnish the initial draft of the Plans to Landlord for its review and approval. Landlord shall within seven (7) days after receipt either provide comments to such Plans or approve the same. If Landlord provides Tenant with comments to the initial draft of the Plans, Tenant shall provide revised Plans to Landlord incorporating Landlord’s comments within seven (7) days after receipt of Landlord’s comments. Landlord shall within seven (7) days after receipt then either provide comments to such revised Plans or approve such Plans. The process described above shall be repeated, if necessary, until the Plans have been finally approved by Landlord. The Improvements shall be performed by a contractor reasonably acceptable to Landlord (the “Contractor”). Tenant hereby agrees that the Plans for the Improvements shall comply with all applicable laws and regulations. Landlord’s approval of any of the Plans (or any modifications or changes thereto) shall not impose upon Landlord or its agents or representatives any obligation with respect to the design of the Improvements or the compliance of such Improvements or the Plans with applicable laws and regulations.
     The contractor Tenant chooses to perform the construction of the Improvements shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. All Improvements shall be constructed in a good and workmanlike manner, and only good grades of material shall be used. All Improvements shall be performed in such a fashion and by such means as necessary to maintain a professional work environment in the areas surrounding the space to be improved. Tenant shall only use labor that will work in peace and harmony with other contractors and workers serving the Building in constructing the Improvements. Tenant shall avoid actions which interfere with or delay the activities of other contractors serving the Building and other tenants. Tenant shall permit Landlord to observe and monitor all Improvements.
     3. CHANGE ORDERS. If Tenant shall require improvements (“Change Orders”) to the 10th Floor Premises in addition to or substitution for the Improvements, Tenant shall deliver to Landlord for its approval, which approval will not be unreasonably withheld or delayed, plans and specifications for such Change Orders. Landlord shall within 1 week after receipt of such initial draft of plans and specifications for the Change Orders (the “Change Order Plans”) either provide comments to such Change Order Plans or approve the same, and Landlord’s failure to respond within seven (7) days after receipt of such initial draft shall be deemed approval. If Landlord provides Tenant with comments to the initial draft of the Change Order Plans, Tenant shall provide revised Change Order Plans to Landlord incorporating Landlord’s comments within seven (7) days after receipt of Landlord’s comments. Landlord shall then either provide comments to such revised Change Order Plans or approve such Change Order Plans. The process described in the previous sentence shall be repeated, if necessary, until the Change Order Plans have been finally approved by Landlord. Tenant shall pay for all preparations and revisions of the Change Order Plans and the construction of all Change Orders.
     4. LANDLORD’S CONTRIBUTION. Landlord shall contribute an amount equal to the lesser of (i) the total cost of the Improvements, Plans and Change Orders, or (ii) $25.00 per rentable square foot in the 10th Floor Premises, i.e. $289,925.00 (the lesser amount is the “Landlord’s Contribution”) to be applied toward the costs incurred by Tenant for the Improvements, Plans and Change Orders. If the cost of the Improvements, Plans and Change Orders exceeds the Landlord’s Contribution, Tenant shall pay all of such excess costs. Tenant shall not be entitled to Landlord’s Contribution until after Landlord has received (a) all invoices, (b) evidence satisfactory to Landlord that the work covered by such invoices has been completed in a satisfactory manner, (c) all necessary lien waivers and sworn affidavits, (d) marked reproducible copies of the originally approved Plans showing all substantial changes made in constructing the Improvements during such period from the Plans as originally approved, (e) such other documentation as Landlord may reasonably require under the circumstances. Tenant shall deliver reproducible as-built Plans to Landlord at the conclusion of Improvements. Following completion of the Improvements and Tenant’s compliance with all of the terms herein, Landlord’s Contribution will be provided to Tenant in the form of a monthly Rent credit, amortized evenly over the remaining Term of the Lease.

EXHIBIT D
LEASE GUARANTY
     The undersigned (“Guarantor”) in consideration of, and in order to induce A.CUSENZA-LANDMARK TOWERS LLC, INEICHEN-LANDMARK TOWERS LLC, PLASTIC-LANDMARK TOWERS LLC, CATTANEO-LANDMARK TOWERS LLC, DND-LANDMARK TOWERS LLC, CHAIKIN-LANDMARK TOWERS LLC, HOWELLS-LANDMARK TOWERS LLC, GARCIA-LANDMARK TOWERS LLC, KARLESKINT-LANDMARK TOWERS LLC, USALIS-LANDMARK TOWERS LLC, CUSENZA-LANDMARK TOWERS LLC, SENSENBAUGH-LANDMARK TOWERS LLC, PAREDERO-LANDMARK TOWERS LLC, BAINTER-LANDMARK TOWERS LLC, SMG-LANDMARK TOWERS LLC, L. O’DONNELL-LANDMARK TOWERS LLC, M. O’DONNELL-LANDMARK TOWERS LLC, PILLSBURY-LANDMARK TOWERS LLC, BARRY-LANDMARK TOWERS LLC, R&R-LANDMARK TOWERS LLC, SHARP-LANDMARK TOWERS LLC, ETZEL-LANDMARK TOWERS LLC, MAXWELL-LANDMARK TOWERS LLC, VENTURI-LANDMARK TOWERS LLC, BRUNDIDGE-LANDMARK TOWERS LLC, SGB-LANDMARK TOWERS LLC, EDWARDS-LANDMARK TOWERS LLC, AND BSITES-LANDMARK TOWERS LLC, each a Delaware limited liability company (“Landlord”), their successors and assigns, acting by and through TNPPM LANDMARK, LLC (“Agent” for Landlord), wholly-owned by TNP Property Manager, LLC to enter into the attached Agreement of Lease (“Lease”) with Green Tree Servicing LLC, a Delaware limited liability company (“Tenant”), does hereby jointly and severally unconditionally guarantee to Landlord and Landlord’s heirs, successors and assigns the payment of rent and the performance of all obligations expressed as to be performed by Tenant under the terms and provisions of the Lease, including payment of damages for any breach of the Lease, and any liability of Tenant accruing under the Lease for any period preceding as well as any period following the Term of the Lease (collectively, the “Lease Obligations”). Guarantor’s obligation under this Guaranty shall extend through the Term of the Lease, and any renewals, extensions or holdovers thereof, and shall be binding upon Guarantor’s heirs, successors and assigns.
     Whether or not any existing relationship between the Guarantor and Tenant has been changed or ended and whether or not this Guaranty has been revoked, Landlord may, but shall not be obligated to, enter into transactions resulting in the modification, creation or continuance of the Lease Obligations, without any consent or approval by Guarantor and without any notice to Guarantor. The liability of Guarantor shall not be affected or impaired by any of the following acts or things (which Landlord is expressly authorized to do, omit or suffer from time to time, both before and after revocation of this Guaranty): (i) any one or more extensions or renewals of the Lease Obligations (whether or not for longer than the original period) or any modification of the contractual terms applicable to the Lease Obligations; (ii) any waiver or indulgence granted to Tenant, any delay or lack of diligence in the enforcement of the Lease Obligations, or any failure to institute proceedings, me a claim, give any required notices or otherwise protect any other person liable in respect of any of the Lease Obligations; (iii) the assertion by Landlord of any right or remedy available under the Lease, including without limitation the termination thereof; (iv) any full or partial release of, settlement with, or agreement not to sue, Tenant or any other guarantor or other person liable in respect of any of the Lease Obligations; or (v) any release or discharge of Tenant in any creditor, receivership, bankruptcy or other proceeding; the impairment, limitation or modification of any liability of Tenant or remedy against Tenant in any such proceeding; or the rejection, disaffirmance, disallowance or the like of the Lease or this Guaranty in any such proceeding.
     Notwithstanding anything contained herein to the contrary, by acceptance of this Lease Guaranty, Landlord acknowledges that Landlord must first exhaust or pursue Landlord’s remedies available under the Lease, before Landlord proceeds directly, and recovers, against the Guarantor.

     Guarantor hereby waives notice of acceptance hereof, or any action taken or omitted in reliance hereof, or of any default of Tenant under the Lease.
     Guarantor will not exercise or enforce any right of contribution, reimbursement, recourse or subrogation available to Guarantor against any person liable for payment of the Lease Obligations, or as to any collateral security therefor, unless and until all of the Lease Obligations shall have been fully paid and discharged.
     Guarantor jointly and severally agrees to pay all costs and expenses, including reasonable attorney’s fees, incurred by Landlord in connection with the protection, defense or enforcement of this Guaranty.

GREEN TREE INVESTMENT HOLDINGS II LLC, a Delaware limited liability company
By:
Name:
Its:

EXHIBIT E
TEMPORARY SPACE
     1. Temporary Space; Use; Condition. Subject to the terms and provisions of this Exhibit, Landlord hereby grants Tenant a temporary license to use Suite 1400, consisting of approximately 7,940 square feet (“Suite 1400”), and Suite 1375, consisting of approximately 2,386 square feet (“Suite 1375”) (Suites 1400 and 1375 are collectively referred to herein as the “Temporary Space”) from after the full execution and delivery of this Lease until the earliest of the following dates (i) October 31, 2011, (ii) upon the substantial completion of the Tenant Improvements in the 10th Floor Premises and the 10th Floor Premises are ready for occupancy, or (iii) thirty (30) days after receipt of written notice from Landlord as described below (the earliest to occur of the three aforementioned dates is hereinafter referred to as the “Temporary Space Termination Date”). In the event that Landlord procures a tenant for Suite 1400 or Suite 1375 or any portion thereof, Landlord will provide Tenant written notice and Tenant shall vacate the Temporary Space no later than thirty (30) days after receipt of such written notice from Landlord. If Tenant fails to timely vacate the Temporary Space, then Tenant shall be in default of the Lease.
     Tenant shall use and occupy the Temporary Space for the sole and limited purpose of operating an office (the “Permitted Use”) and for no other purpose whatsoever. The Temporary Space shall not be used for any illegal purpose, nor in violation of any valid law, statue, code, rule or regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner which will void the insurance or increase the rate of insurance on the Temporary Space or the Building, nor in any manner inconsistent with the first-class nature of the Building. Tenant shall obtain, at Tenant’s expense, all permits, licenses or other governmental approvals required for its use of the Temporary Space for the Permitted Uses hereunder. Tenant hereby agrees that all terms and provisions of the Lease shall apply to the Temporary Space as if the Temporary Space were a part of the Premises.
     Licensee hereby accepts the Temporary Space in its “AS-IS” condition.
     2. Rent. Beginning July 1, 2011 and until the earlier to occur of: (i) the date which is ninety (90) days after both Landlord and Tenant execute and deliver this Lease to the other party, or (ii) the Temporary Space Termination Date pursuant to the terms of this Exhibit, Tenant shall pay no Rent for the Temporary Space except for monthly Additional Rent calculated at the rate of 3,000 rentable square feet at the annual rate of $12.54 per rentable square foot (i.e. $3,135.00 per month). If, however, Tenant remains in possession of, or fails to timely surrender, all or any portion of the Temporary Space after the Temporary Space Termination Date, then Tenant shall pay Base Rent for such occupied space at the per square foot Base Rent Rate then in effect for the Premises as described at Section 3 (“Base Rent”) of this Lease as well as applicable Additional Rent.
     3. Maintenance; Surrender. During Tenant’s occupancy of the Temporary Space hereunder, Tenant shall, at Tenant’s sole cost and expense, maintain the Temporary Space in a good, clean and sanitary condition. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Temporary Space caused by Tenant or its agents, employees, invitees, licensees, visitors or contractors. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, upon prior reasonable notice to Tenant (except in an emergency) make the required repairs and replacements and the costs of such repair or replacements shall be charged to Tenant and shall be due and payable by Tenant within ten (10) days following receipt of Landlord’s invoice therefor. At the end of the Tenant’s occupancy of the Temporary Space pursuant to this Exhibit, Tenant shall surrender the Temporary Space to Landlord in broom clean condition, and otherwise in substantially the same condition such Temporary Space is in as of the date hereof, reasonable wear and tear excepted.

EXHIBIT F
EXPANSION OPTION
     Subject to and subordinate to any and all rights, including without limitation, renewal rights, expansion rights, rights of first refusal and rights of first offer, under any existing lease demising premises in the Building, including but not limited to the pre-existing right of first offer rights of tenant Morgan Stanley Smith Barney Financing LLC (or its successor), Tenant shall have the expansion option (the “Expansion Option”) to lease any then available space in the Building (collectively, the “Expansion Space”), in accordance with and subject to each of the following terms and conditions:
     1. Expansion Option Deadline. On or before the expiration of the initial Lease Term, Tenant shall have the option to expand the Premises to include the Expansion Space or any portion thereof on the same Rent rate per rentable square foot then in effect and terms and conditions of this Lease (the “Expansion Space Terms”) except (a) the Lease Term for the Expansion Space shall commence ten (10) days following Landlord’s receipt of the Expansion Space Acceptance Notice (defined below), and (b) all allowances, concessions, security deposits and similar terms for the Expansion Space shall be proportionally adjusted by Landlord in Landlord’s discretion, provided that no Superior Right Holder (hereinafter defined) wishes to lease the Expansion Space, except that notwithstanding the foregoing, the tenant improvement allowance for the Expansion Space shall be $25 per rentable square foot provided that the Expansion Option is exercised no later than December 31, 2011 and provided Tenant begins paying Rent on such Expansion Space no later than two (2) calendar months after the exercise of the Expansion Option. If the Expansion Option is exercised after December 31, 2011, then the $25 per rentable square foot improvement allowance shall be reduced monthly based upon the proportion of time remaining then left in the Term.
     2. Procedure for Acceptance. If Tenant wishes to exercise the Expansion Option, Tenant shall deliver written notice to Landlord (a “Expansion Space Acceptance Notice{xe “First Offer Notice”}”) of Tenant’s exercise of the Expansion Option prior to the Expansion Option Deadline. If Tenant does not timely exercise the Expansion Option, then the Expansion Option as set forth in this exhibit shall terminate as to all of the Expansion Space.
     3. Construction in Expansion Space. The construction of any improvements in the Expansion Space shall comply with the terms of the Lease.
     4. Term Coterminous. The Term with respect to the Expansion Space shall be coterminous with the Term with respect to the Premises.
     5. Superior Right Holders. Notwithstanding the foregoing, the Expansion Option shall commence only following the expiration or earlier termination of the existing leases (including renewals, regardless of whether or not such renewals are pursuant to renewal options) of the Expansion Space, and the Expansion Option shall be subordinate to all tenants and subtenants (and the rights of all tenants and subtenants under leases of the Expansion Space) existing as of the date hereof, and all rights of other tenants of the Project, which rights relate to the Expansion Space and which rights are set forth in leases of space in the Project existing as of the date hereof, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (all such tenants under existing leases of the Expansion Space and other tenants of the Project, collectively, the “Superior Right Holders{xe “Superior Right Holders”}”).

     6. Occupancy of Premises. The Expansion Option may only be exercised while Tenant is occupying the entire Premises, and at Landlord’s election any delivery of a Expansion Space Acceptance Notice during any period of time in which Tenant is not occupying the entire Premises shall be null and void and of no effect.
     7. Tenant’s Default. Notwithstanding the foregoing, (a) Tenant shall have no right to exercise the Expansion Option at any time in which an event exists which, with notice or lapse of time or both, would constitute a default under this Lease, and any exercise during such period of time shall be null and void and of no effect, (b) if a default occurs under the Lease prior to Tenant’s exercise of the Expansion Option (in accordance with Section 2 hereof), the Expansion Option shall automatically become null and void, and (c) if after Tenant’s exercise of the Expansion Option (in accordance with Section 2 hereof) but before the commencement of the term with respect to the Expansion Space an event exists which, with notice or lapse of time or both, would constitute a default under the Lease, then Landlord may elect, but is not obligated, by written notice given to Tenant to cancel and declare null and void Tenant’s exercise of the Expansion Option. If Landlord does not cancel Tenant’s exercise of the Expansion Option, Tenant shall cure the default within the period of time specified in the Lease.
     8. No Expansion Option After Sublease or Assignment. The Expansion Option is personal to the originally named Tenant in the Lease or Lease amendment to which this exhibit is attached. If an assignment or sublease occurs, the Expansion Option shall be deemed null and void and neither Tenant nor any transferee shall have the right to exercise the Expansion Option. This condition may be waived by Landlord at its sole discretion and may not be used by Tenant as a means to negate the effectiveness of Tenant’s exercise of the Expansion Option.
     9. Other Terms of Lease Apply. Except for the specific terms applicable to the Expansion Space, all other terms and conditions of the Lease shall apply to the Expansion Space.
     10. Amendment to Lease. Subject to the terms of this Exhibit, promptly after Tenant’s exercise of the Expansion Option, Landlord shall deliver to Tenant an amendment to the Lease to reflect the addition of the applicable Expansion Space. Within 10 days thereafter, Tenant shall execute and return the amendment. If Tenant fails to return the amendment within such 10 day period, at Landlord’s written election, Tenant’s rights under this Exhibit shall be deemed terminated and Tenant shall have no further right to the Expansion Space.

EXHIBIT G
SECOND EXPANSION OPTION
     Subject to and subordinate to any and all rights, including without limitation, renewal rights, expansion rights, rights of first refusal and rights of first offer, under any existing lease demising premises in the Building, including but not limited to the pre-existing right of first offer rights of tenant Morgan Stanley Smith Barney Financing LLC (or its successor), Tenant shall have the expansion option (the “Second Expansion Option”) to lease any then available space in the Building (collectively, the “Expansion Space”), in accordance with and subject to each of the following terms and conditions:
     1. Second Expansion Option Deadline. On or before the expiration of the initial Lease Term, Tenant shall have the option to expand the Premises to include the Expansion Space or any portion thereof on the Rent rate plus $2.00 per rentable square foot then in effect and terms and conditions of this Lease (the “Expansion Space Terms”) except (a) the Lease Term for the Expansion Space shall commence ten (10) days following Landlord’s receipt of the Expansion Space Acceptance Notice (defined below), and (b) all allowances, concessions, security deposits and similar terms for the Expansion Space shall be proportionally adjusted by Landlord in Landlord’s discretion, provided that no Superior Right Holder (hereinafter defined) wishes to lease the Expansion Space, except that notwithstanding the foregoing,
     2. Procedure for Acceptance. If Tenant wishes to exercise the Second Expansion Option, Tenant shall deliver written notice to Landlord (a “Expansion Space Acceptance Notice”) of Tenant’s exercise of the Second Expansion Option prior to the Second Expansion Option Deadline. If Tenant does not timely exercise the Second Expansion Option, then the Second Expansion Option as set forth in this exhibit shall terminate as to all of the Expansion Space.
     3. Construction in Expansion Space. The construction of any improvements in the Expansion Space shall comply with the terms of the Lease.
     4. Term. The Term with respect to the Expansion Space can be for any length of term which is mutually-agreeable to Landlord and Tenant, but no less than three (3) full months.
     5. Superior Right Holders. Notwithstanding the foregoing, the Second Expansion Option shall commence only following the expiration or earlier termination of the existing leases (including renewals, regardless of whether or not such renewals are pursuant to renewal options) of the Expansion Space, and the Second Expansion Option shall be subordinate to all tenants and subtenants (and the rights of all tenants and subtenants under leases of the Expansion Space) existing as of the date hereof, and all rights of other tenants of the Project, which rights relate to the Expansion Space and which rights are set forth in leases of space in the Project existing as of the date hereof, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (all such tenants under existing leases of the Expansion Space and other tenants of the Project, collectively, the “Superior Right Holders{xe “Superior Right Holders”}”).
     6. Occupancy of Premises. The Second Expansion Option may only be exercised while Tenant is occupying the entire Premises, and at Landlord’s election any delivery of a Expansion Space Acceptance Notice during any period of time in which Tenant is not occupying the entire Premises shall be null and void and of no effect.

     7. Tenant’s Default. Notwithstanding the foregoing, (a) Tenant shall have no right to exercise the Second Expansion Option at any time in which an event exists which, with notice or lapse of time or both, would constitute a default under this Lease, and any exercise during such period of time shall be null and void and of no effect, (b) if a default occurs under the Lease prior to Tenant’s exercise of the Second Expansion Option (in accordance with Section 2 hereof), the Second Expansion Option shall automatically become null and void, and (c) if after Tenant’s exercise of the Second Expansion Option (in accordance with Section 2 hereof) but before the commencement of the term with respect to the Expansion Space an event exists which, with notice or lapse of time or both, would constitute a default under the Lease, then Landlord may elect, but is not obligated, by written notice given to Tenant to cancel and declare null and void Tenant’s exercise of the Second Expansion Option. If Landlord does not cancel Tenant’s exercise of the Second Expansion Option, Tenant shall cure the default within the period of time specified in the Lease.
     8. No Expansion Option After Sublease or Assignment. The Second Expansion Option is personal to the originally named Tenant in the Lease or Lease amendment to which this exhibit is attached. If an assignment or sublease occurs, the Second Expansion Option shall be deemed null and void and neither Tenant nor any transferee shall have the right to exercise the Second Expansion Option. This condition may be waived by Landlord at its sole discretion and may not be used by Tenant as a means to negate the effectiveness of Tenant’s exercise of the Second Expansion Option.
     9. Other Terms of Lease Apply. Except for the specific terms applicable to the Expansion Space, all other terms and conditions of the Lease shall apply to the Expansion Space.
     10. Amendment to Lease. Subject to the terms of this Exhibit, promptly after Tenant’s exercise of the Second Expansion Option, Landlord shall deliver to Tenant an amendment to the Lease to reflect the addition of the applicable Expansion Space. Within 10 days thereafter, Tenant shall execute and return the amendment. If Tenant fails to return the amendment within such 10 day period, at Landlord’s written election, Tenant’s rights under this Exhibit shall be deemed terminated and Tenant shall have no further right to the Expansion Space.